SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

--------------------------------------------------------------------------------

                                 Current Report


                       Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934

         Date of Report (Date of earliest event reported): April 8, 1999




                           IRON MOUNTAIN INCORPORATED
                           --------------------------
             (Exact Name of Registrant as Specified in its Charter)


                                    Delaware
                                    --------
         (State or Other Jurisdiction of Incorporation or Organization)


        0-27584                                          04-3107342
        -------                                          ----------
(Commission file number)                    (I.R.S. Employer Identification No.)



                      745 Atlantic Avenue, Boston, MA 02111
                      -------------------------------------
          (Address of Principal Executive Offices, Including Zip Code)


                                 (617) 535-4766
                                 --------------
              (Registrant's Telephone Number, Including Area Code)

All share and per share data contained herein has been restated to reflect the three-for-two stock split previously reported on the Form 8-K filed with the Securities and Exchange Commission on July 10, 1998.

Item 2.  Acquisition or Disposition of Assets

Data Base, Inc. and Affiliate

On April 8, 1999, Iron Mountain Incorporated ("Iron Mountain" or the "Registrant") acquired all of the outstanding capital stock of Data Base, Inc. pursuant to a Stock Purchase Agreement among Iron Mountain, Data Base, Inc. and the stockholders of Data Base, Inc. Data Base, Inc. is a premier provider of data security services, with over 3,000 customers. In addition, Iron Mountain acquired certain real estate used in Data Base, Inc.'s operations pursuant to a Real Estate Purchase and Sale Agreement with Data Base Real Estate Holdings LLC ("DBR" or the "Affiliate"). The acquisition of the stock and real estate was accounted for as a purchase. Data Base, Inc. and DBR are hereafter collectively referred to as Data Base.

Total consideration for the Data Base acquisition and related real estate, including estimated transaction costs, was approximately $116.0 million. This amount consisted of approximately $70 million in cash and assumed debt and expenses and 1,476,577 shares of the Registrant's Common Stock, $.01 par value per share (the "Common Stock"). The funds used for the cash consideration were comprised of borrowings under Iron Mountain's $250 million revolving credit facility, dated September 27, 1997, as amended, among Iron Mountain, various financial institutions and The Chase Manhattan Bank, as administrative agent for such lenders (the "Credit Agreement").

The assets acquired by Iron Mountain include real property, tangible personal property (consisting primarily of office equipment, furniture and fixtures, motor vehicles, racking and shelving) and intangible personal property regularly used in Data Base's records and information management business. Iron Mountain intends to use the acquired property and equipment in the operation of its records and information management business.

Britannia Data Management Limited

On January 4, 1999, as previously reported on Form 8-K filed with the Securities and Exchange Commission on January 19, 1999, Iron Mountain, through a wholly owned subsidiary, purchased a controlling 50.1 percent interest in Britannia Data Management Limited, a corporation formed under the laws of England and Wales ("BDM"), pursuant to an Agreement, dated December 2, 1998, between Iron Mountain and Mentmore Abbey plc. The acquisition was accounted for as a purchase and BDM will be included in Iron Mountain's consolidated financial results from the date of acquisition.

Total consideration for the 50.1 percent interest in BDM was $49.8 million consisting of cash and the capital stock of Arcus Data Security Limited ("ADS"), Iron Mountain's existing data security business in London. The funds used for the consideration were comprised of borrowings under the Credit Agreement.

National Underground Storage, Inc.

On July 1, 1998, as previously reported on the Form 8-K filed with the Securities and Exchange Commission on July 10, 1998, National Underground Storage, Inc. ("NUS") merged with and into a wholly owned subsidiary of Iron Mountain pursuant to an Agreement and Plan of Merger dated June 5, 1998 among NUS and the Registrant's wholly owned subsidiary.

Total consideration was $29.2 million in cash and assumed debt. The funds used for the consideration were comprised of a portion of the net proceeds from the Registrant's 1998 public offering (the "Equity Offering") of 6.0 million shares of its Common Stock and borrowings under the Credit Agreement. The acquisition was accounted for as a purchase.

Arcus Group, Inc.

On January 6, 1998, as previously reported on the Form 8-K filed with the Securities and Exchange Commission on January 13, 1998, the Registrant, Arcus Group, Inc. ("AGI"), United Acquisition Company ("UAC") and Arcus Technology Services, Inc. ("ATSI" and together with AGI and UAC, "Arcus") consummated the transactions contemplated by a certain Agreement and Plan of Merger among the Registrant and Arcus dated September 26, 1997.

In consideration, the Registrant issued approximately 2.2 million shares of its Common Stock valued at $39.4 million and options to purchase approximately 0.9 million shares of its Common Stock valued at $15.6 million. In addition, Iron Mountain paid cash and assumed debt totaling $98.7 million. The funds used for the consideration were comprised of a portion of the net proceeds from the sale of the Registrant's $250 million in aggregate principal amount of 8.75% Senior Subordinated Notes due 2009 (the "1997 Notes") and borrowings under the Credit Agreement. The acquisition was accounted for as a purchase.

Item 5. Other Events

Proposed Equity Offering

The Company is currently planning an underwritten public offering of 5,000,000 shares of its Common Stock. The Company intends to use the proceeds from such offering to repurchase shares of Common Stock issued in Iron Mountain's acquisition of Data Base, to repay debt and for general corporate purposes, including future acquisitions. Although the Company currently expects to complete such public equity offering within the second quarter of 1999, the Company cannot assure you that this will occur. The public equity offering will be made only by means of a prospectus. This does not constitute an offer to sell or solicit an offer to buy shares of Common Stock.

As part of the Data Base acquisition, the Company has agreed with the sellers to purchase from them all or a portion of the 1,476,577 shares of the Common Stock issued to them if the Company completes its currently proposed public equity offering. The Company would repurchase their shares at a per share price equal to the per share offering price in Iron Mountain's proposed public offering, less underwriting discounts. This repurchase is contingent on closing Iron Mountain's proposed public equity offering.

Item 7. Financial Statements and Exhibits

(a)   Financial Statements of the Businesses Acquired:

      Data Base, Inc. and Affiliate                                        Page
                                                                           ----

            Independent Auditor's Report                                    6
            Combined Balance Sheets as of December 31, 1997 and 1998        7
            Combined Statements of Operations for the years ended
                  December 31, 1996, 1997 and 1998                          8
            Combined Statements of Stockholders' and Members' Equity for
                  the years ended December 31, 1996, 1997 and 1998          9
            Combined Statements of Cash Flows for the years ended
                  December 31, 1996, 1997 and 1998                         10
            Notes to Combined Financial Statements                         11

      Britannia Data Management Limited

            The audited financial statements of BDM as of and for the years ended October 31, 1997 and 1998 were previously filed on the Form 8-K/A filed with the Securities and Exchange Commission on March 22, 1999.

      National Underground Storage, Inc.

            The audited financial statements of NUS as of and for the years ended December 31, 1997 and 1996, and the unaudited financial statements as of June 30, 1998 and for the six months ended June 30, 1998 and 1997, were previously filed on the Form 8-K filed with the Securities and Exchange Commission on August 7, 1998.

      Arcus Technology Services, Inc.

            The audited financial statements of ATSI as of December 31, 1997 and 1996 and for the five month period ended December 31, 1995 and each of the two years ended December 31, 1997, and of Arcus, Inc. (the "Predecessor Company") for the seven month period ended July 31, 1995, were previously filed on the Form 8-K filed with the Securities and Exchange Commission on March 9, 1998.


                                                                           Page
                                                                           ----

(b)   Pro Forma Financial Information:                                     22

                  Unaudited Pro Forma Condensed Consolidated Balance
                        Sheet as of December 31, 1998                      23

                  Unaudited Pro Forma Condensed Consolidated Statement
                        of Operations for the Year Ended
                        December 31, 1998                                  24

                  Notes to the Unaudited Pro Forma Condensed
                        Consolidated Financial Statements                  25




(c)   Exhibits:

      Exhibit 2.1 Stock Purchase Agreement, dated as of February 28, 1999, by and among Iron Mountain, Data Base and all of the Stockholders of Data Base (portions of this exhibit have been omitted pursuant to a request for confidential treatment) filed as an exhibit to Iron Mountain's Annual Report on Form 10-K for the year ended December 31, 1998 filed with the Securities and Exchange Commission (File No. 0-27584).

      Exhibit 2.2 Stock Purchase Agreement, dated as of April 1, 1999, by and among Iron Mountain Records Management, Inc., First American Records Management, Inc. and all of the stockholders of First American Records Management, Inc. (portions of this exhibit have been omitted pursuant to a request for confidential treatment).

      Exhibit 10.1 First Amendment to Stock Purchase Agreement, dated as of
                   April 8, 1999, by and among Iron Mountain, Data Base, Inc. and all of the stockholders of Data Base, Inc.

      Exhibit 10.2 Amendment, Waiver and Joinder to Registration Rights
                   Agreement, dated as of April 8, 1999, by and among Iron Mountain, the stockholders of Data Base, Inc. and certain parties to Iron Mountain's Amended and Restated Registration Rights Agreement.

      Exhibit 10.3 Iron Mountain Incorporated 1995 Stock Incentive Plan, as
                   amended.

      Exhibit 23.1 Consent of Moss Adams L.L.P. (Data Base, Inc. and Affiliate)

                         INDEPENDENT AUDITOR'S REPORT




To the Board of Directors and Members
of Data Base, Inc. and Affiliate:


We have audited the accompanying combined balance sheets of Data Base, Inc. and Affiliate at December 31, 1997 and 1998, and the related combined statements of operations, stockholders' and members' equity and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the companies' management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of Data Base, Inc. and Affiliate at December 31, 1997 and 1998, and the results of their combined operations and cash flows for each of the three years in the period ended December 31, 1998 in conformity with generally accepted accounting principles.




                                                        /s/ Moss Adams LLP


Seattle, Washington
April 8, 1999

                          DATA BASE, INC. AND AFFILIATE
                            COMBINED BALANCE SHEETS
                           DECEMBER 31, 1997 AND 1998


                                                                                 1997              1998
                                                                           ---------------   ---------------
                                                       ASSETS
   Current Assets:
    Cash and cash equivalents ..........................................     $   116,665      $    747,812
    Restricted cash ....................................................         700,000                --
    Accounts receivable (less allowances of $55,500 and $55,837
     as of 1997 and 1998, respectively) ................................       4,066,999         3,797,336
    Notes and other receivables from related parties ...................       1,006,978           155,283
    Inventory ..........................................................          59,423            72,424
    Prepaid expenses ...................................................          81,812           103,490
                                                                             -----------      ------------
       Total Current Assets ............................................       6,031,877         4,876,345
                                                                             -----------      ------------
   Net Property, Plant and Equipment ...................................      19,869,255        21,933,779
                                                                             -----------      ------------
   Other Assets:
    Deposits and other assets ..........................................         304,353           299,989
    Intangible assets, net .............................................       2,345,418         4,594,961
                                                                             -----------      ------------
       Total Other Assets ..............................................       2,649,771         4,894,950
                                                                             -----------      ------------
       Total Assets ....................................................     $28,550,903      $ 31,705,074
                                                                             ===========      ============

                                  LIABILITIES AND STOCKHOLDERS'AND MEMBERS' EQUITY
   Current Liabilities:
    Current maturities of long-term obligations ........................     $ 3,348,476      $  1,545,545
    Notes payable to related parties ...................................              --           707,938
    Demand notes and other current obligations .........................         861,280           635,739
    Accounts payable ...................................................       1,442,372           549,844
    Construction costs payable .........................................              --         1,185,470
    Accrued compensation ...............................................       1,199,406         1,058,643
    Other accrued liabilities ..........................................         269,852           113,258
    Deferred revenue ...................................................         294,446            96,161
                                                                             -----------      ------------
       Total Current Liabilities .......................................       7,415,832         5,892,598
                                                                             -----------      ------------
   Long-Term Obligations:
    Notes and other payables, less current portion .....................      16,272,754        19,227,177
    Notes payable to related parties, less current portion .............       1,325,000                --
                                                                             -----------      ------------
       Total Long-term Obligations .....................................      17,597,754        19,227,177
                                                                             -----------      ------------
   Commitments and Contingencies (Notes 13 and 17)
   Stockholders' and Members' Equity:
    Common stock .......................................................           8,550             8,550
    Contributed capital ................................................       1,520,657         1,520,657
    Members' equity ....................................................        (445,863)       (1,150,439)
    Retained earnings ..................................................       2,453,973         6,206,531
                                                                             -----------      ------------
       Total Stockholders' and Members' Equity .........................       3,537,317         6,585,299
                                                                             -----------      ------------
       Total Liabilities and Stockholders' and Members' Equity .........     $28,550,903      $ 31,705,074
                                                                             ===========      ============



                  The accompanying notes are an integral part
                    of these combined financial statements.

                          DATA BASE, INC. AND AFFILIATE
                       COMBINED STATEMENTS OF OPERATIONS
                  YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998



                                                                 1996             1997             1998
                                                            --------------   --------------   --------------
 Revenues:
  Storage ...............................................    $19,059,667      $21,746,450      $24,907,140
  Service and storage material sales ....................      1,729,161        3,195,462        1,682,146
                                                             -----------      -----------      -----------
    Total Revenues ......................................     20,788,828       24,941,912       26,589,286
                                                             -----------      -----------      -----------
 Operating Expenses:
  Cost of sales (excluding depreciation and amortization)      7,988,071       11,780,052       11,336,967
  Selling, general and administrative ...................      8,459,489        8,017,124        6,554,557
  Depreciation and amortization .........................      1,951,693        3,732,601        3,705,727
                                                             -----------      -----------      -----------
    Total Operating Expenses ............................     18,399,253       23,529,777       21,597,251
                                                             -----------      -----------      -----------
 Operating Income .......................................      2,389,575        1,412,135        4,992,035
 Interest Expense, Net ..................................        643,450        1,598,404        1,775,911
                                                             -----------      -----------      -----------
 Net Income (Loss) ......................................    $ 1,746,125      $  (186,269)     $ 3,216,124
                                                             ===========      ===========      ===========



                  The accompanying notes are an integral part
                    of these combined financial statements.

                         DATA BASE, INC. AND AFFILIATE
            COMBINED STATEMENTS OF STOCKHOLDERS' AND MEMBERS' EQUITY
                  YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998


                                                                                                                     Total
                                                                                                                 Stockholders'
                                                Common       Contributed        Members'          Retained       and Members'
                                                 Stock         Capital           Equity           Earnings          Equity
                                             ------------   -------------   ---------------   ---------------   --------------
Balance, December 31, 1995 ...............    $  84,300      $1,174,907      $         --      $    893,461      $  2,152,668
 Contributions from members ..............           --              --           334,876                --           334,876
 Distributions to members ................           --              --          (608,960)               --          (608,960)
 Distributions to stockholders ...........           --              --                --        (1,043,292)       (1,043,292)
 Net income (loss) .......................           --              --          (361,590)        2,107,715         1,746,125
                                              ---------      ----------      ------------      ------------      ------------
Balance, December 31, 1996 ...............       84,300       1,174,907          (635,674)        1,957,884         2,581,417
 Reclassification of contributed
  capital resulting from
  reorganization .........................      (75,750)         75,750                --                --                --
 Contributions from members ..............           --              --         1,087,068                --         1,087,068
 Contributions from stockholders .........           --         270,000                --                --           270,000
 Distributions to stockholders ...........           --              --                --          (214,899)         (214,899)
 Net income (loss) .......................           --              --          (897,257)          710,988          (186,269)
                                              ---------      ----------      ------------      ------------      ------------
Balance, December 31, 1997 ...............        8,550       1,520,657          (445,863)        2,453,973         3,537,317
 Contributions from members ..............           --              --           304,615                --           304,615
 Distributions to stockholders ...........           --              --                --          (472,757)         (472,757)
 Net income (loss) .......................           --              --        (1,009,191)        4,225,315         3,216,124
                                              ---------      ----------      ------------      ------------      ------------
Balance, December 31, 1998 ...............    $   8,550      $1,520,657      $ (1,150,439)     $  6,206,531      $  6,585,299
                                              =========      ==========      ============      ============      ============



                  The accompanying notes are an integral part
                    of these combined financial statements.
\

                          DATA BASE, INC. AND AFFILIATE
                       COMBINED STATEMENTS OF CASH FLOWS
                  YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998


                                                                       1996              1997               1998
                                                                 ---------------   ----------------   ---------------
 Cash Flows from Operating Activities
  Net income (loss) ..........................................    $  1,746,125      $    (186,269)     $  3,216,124
  Adjustments to reconcile net income (loss) to net cash
    provided by operating activities
   Depreciation and amortization .............................       1,951,693          3,732,601         3,705,727
  Changes in Assets and Liabilities (exclusive of
   acquisitions)
   Accounts receivable .......................................        (439,563)        (1,881,370)          444,228
   Inventory .................................................         (65,275)             8,477           (13,001)
   Prepaid expenses ..........................................          36,228              1,104           (14,567)
   Deposits and other assets .................................          68,722           (100,729)          (11,005)
   Accounts payable ..........................................         (69,193)           932,210          (961,962)
   Construction costs payable ................................              --                 --         1,185,470
   Accrued liabilities .......................................         312,665            368,799          (297,355)
   Deferred revenue ..........................................          40,307            (74,548)         (198,284)
                                                                  ------------      -------------      ------------
     Cash Flows Provided by Operating Activities .............       3,581,709          2,800,275         7,055,375
                                                                  ------------      -------------      ------------

 Cash Flows from Investing Activities
   Restricted cash ...........................................              --           (700,000)          700,000
   Acquisition of property, plant and equipment ..............      (3,929,254)        (7,813,404)       (5,378,980)
   Acquisition of File Protek, Inc. ..........................              --                 --        (1,960,000)
   Acquisition of First Safe Deposit Corp. ...................              --         (2,169,747)               --
   Acquisition of Fortress for Valuables .....................              --         (2,661,117)               --
   Acquisition of United Leasing Corporation .................              --            (54,602)               --
   Proceeds from sale of property, plant and equipment .......           8,375                 --            76,150
   Notes and other receivables from related parties, net .....          35,271           (899,965)          851,696
                                                                  ------------      -------------      ------------
     Cash Flows Used in Investing Activities .................      (3,885,608)       (14,298,835)       (5,711,134)
                                                                  ------------      -------------      ------------

 Cash Flows from Financing Activities
   Net borrowing (repayment) on line of credit ...............       1,250,000           (750,000)         (500,000)
   Proceeds from current and long-term obligations ...........       4,999,899         14,331,280         4,150,000
   Payments on current and long-term obligations .............      (2,017,321)       (10,704,412)       (4,089,403)
   Payment for early retirement of capital lease .............              --                 --          (105,549)
   Member contributions ......................................           1,000          1,000,000           304,615
   Member distributions ......................................        (608,960)                --                --
   Stockholder contributions .................................              --            270,000                --
   Stockholder distributions .................................      (1,043,292)          (214,899)         (472,757)
                                                                  ------------      -------------      ------------
     Cash Flows Provided by (Used in) Financing
       Activities ............................................       2,581,326          3,931,969          (713,094)
                                                                  ------------      -------------      ------------

 Increase (decrease) in Cash and Cash Equivalents ............       2,277,427         (7,566,591)          631,147

 Cash and Cash Equivalents, Beginning of Year ................       5,405,829          7,683,256           116,665
                                                                  ------------      -------------      ------------

 Cash and Cash Equivalents, End of Year ......................    $  7,683,256      $     116,665      $    747,812
                                                                  ============      =============      ============



                  The accompanying notes are an integral part
                    of these combined financial statements.

                         DATA BASE, INC. AND AFFILIATE


                     NOTES TO COMBINED FINANCIAL STATEMENTS
                               DECEMBER 31, 1998

1. Summary of Accounting Policies


     Basis of Presentation

     The accompanying combined financial statements include the accounts of Data Base, Inc. (DBI) and Affiliate (collectively, the Companies). The affiliate is Data Base Real Estate Holdings, LLC (DBRHC), whose majority member is also the majority stockholder of DBI. All material intercompany accounts and transactions have been eliminated in combination.


     For financial reporting purposes, all land and buildings owned (less accumulated depreciation) by the majority member, net of related outstanding mortgage notes payable, are presented as if contributed to DBRHC on January 1, 1996. Additionally, all revenues and expenses of DBRHC are accounted for in the accompanying combined statement of operations.


     Nature of the Business and Organization

     DBI is a full service provider of offsite data recovery management services including Data Protection Services (DPS), Disaster Recovery Services
(DRS), Tape Move Services (TMS), Electronic Vaulting Services (EVS), Data Escrow Services (ESC) and other auxiliary services required to fully support the core offerings. DBI provides these services in twelve locations throughout the United States to Fortune 500 companies, large financial institutions and numerous legal, health care, accounting, insurance, entertainment and governmental organizations.


     The Data Base Combined Group, which consisted of seven separate companies under common ownership at December 31, 1996, merged into one company, DBI, effective January 1, 1997. This transaction resulted in a decrease in common stock from $84,300 to $8,550 and an increase in contributed capital of $75,750 at January 1, 1997. The Combined Group included the accounts of Data Base, Inc., Data Base Co., Inc., Data Base of Virginia, Inc., Data Base of Northern Virginia, Inc., Data Base of Chicago, Inc., Data Base of Ohio, Inc., and Data Base of Pennsylvania, LLC.


     DBRHC, a Washington limited liability company, was formed in October 1996 to hold land and buildings that are rented solely to DBI under long-term rental agreements. DBRHC authorized 10,000 member units, which were issued for $100 in total.


     Members' equity in the accompanying combined balance sheets includes DBRHC's results of operations net of eliminations, and contributions and distributions. All other equity accounts include the activity for DBI.


     Allocation of Net Profits and Losses of DBRHC

     Net profits, net losses and cash distributions, as defined in the Limited Liability Company Agreement (the Agreement), are to be allocated to the members in accordance with their respective percentage interests. The net loss allocated to each member is not to exceed the maximum amount of the net loss that can be allocated without causing a member to have a deficit capital account at the end of the fiscal year.


     Special allocations, corrective allocations and other allocations, all as defined in the Agreement, are also allocated to members in accordance with the Agreement.


     Cash Equivalents

     For purposes of the statements of cash flows, the Companies consider all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

                         DATA BASE, INC. AND AFFILIATE

                               DECEMBER 31, 1998


1. Summary of Accounting Policies (continued)

     Restricted Cash

     At December 31, 1997, a $700,000 certificate of deposit was pledged as collateral on outstanding notes payable related to buildings and land owned by DBRHC.


     Inventory

     Inventories, which consist of disaster recovery carts held for resale, are stated at the lower of cost, on a first-in, first-out basis, or market.


     Property, Plant and Equipment

     Property, plant and equipment are stated at cost. The Companies provide for depreciation on property, plant and equipment on a straight-line basis over the estimated useful lives of such assets. The following is a listing of asset types and their respective estimated useful lives in years.


            Buildings ..............................  15-40
            Leasehold improvements .................     10
            Equipment and racking ..................    5-7
            Vehicles ...............................      5
            Computer hardware and software .........      5
            Office furniture and fixtures ..........      7

     Maintenance and repairs are charged to operations as incurred. When equipment is sold or otherwise disposed of, the asset and accumulated depreciation are removed from the accounts and the resulting gain or loss is included in the respective statement of operations.


     Intangible Assets

     Goodwill reflects the cost in excess of the fair value of the net assets of companies acquired in purchase transactions. Goodwill is amortized using the straight-line method from the date of acquisition over the expected period to be benefited, which is estimated to be twenty-five years. Amortization on non-competition agreements is calculated using the straight-line method over the five-year life of the agreements.


     Impairment of Long-Lived Assets

     The Companies assess the recoverability of goodwill, as well as other long lived assets based upon expectations of future undiscounted cash flows in accordance with the Statement of Financial Accounting Standards (SFAS) No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of."


     Software Costs

     DBI develops software for internal use. The costs associated with the development have been capitalized in accordance with each phase of development. Upon substantial completion of each phase, capitalization ceases and the asset is placed in service. The related costs are then amortized on a straight-line basis over the estimated useful life of five years. In March 1998, the American Institute of Certified Public Accountants issued Statement of Position (SOP) 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." Management believes that the effect of applying the new statement is not material to the results of operations or financial position.

                         DATA BASE, INC. AND AFFILIATE

                               DECEMBER 31, 1998


1. Summary of Accounting Policies (continued)

     DBI also develops software for sale to external customers and has capitalized a portion of these costs in accordance with SFAS No. 86, "Accounting for the Costs of Computer Software To Be Sold, Leased or Otherwise Marketed." The related costs are then amortized on a straight-line basis over the estimated useful life of five years. The company performs an annual review of the internally developed software assets to determine the appropriate amount to record as amortization expense.


     Revenue Recognition

     Revenues for DBI consist of storage revenues and service and storage material sales revenues. Storage revenues consist of periodic charges related to the storage of materials on a per unit basis. In certain circumstances, based upon customer requirements, storage revenues include periodic charges associated with normal recurring service activities. Service and storage material sales revenues are comprised of charges for related service activities and the sale of storage materials. Customers are generally billed on a monthly basis on contractually agreed-upon terms.

     Storage and service revenues are recognized in the month the respective service is provided. Storage material sales are recognized when shipped to the customer. Amounts related to future storage for customers where storage fees are billed in advance are accounted for as deferred revenue and amortized over the applicable period. Advance payments cover periods ranging from four to twelve months in duration. Most customers are billed in arrears.


     Federal Income Tax

     DBI has elected to be taxed as a Small Business Corporation pursuant to subchapter S of the Internal Revenue Code. Under this election, DBI's stockholders, rather than the corporation, are liable for federal and state income taxes. Accordingly, there is no provision for income taxes in the accompanying combined statements of operations.

     DBRHC is a limited liability company and is treated as a partnership under the Internal Revenue Code. Accordingly, the members of DBRHC are allocated their proportionate share of the DBRHC's federal and state taxable income or loss and there is no provision for income taxes in the accompanying combined statements of operations.


     Use of Estimates

     The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates. Significant estimates used in preparing these statements include estimating the useful lives of assets and intangibles that have a direct effect on net income.



     Reclassifications

     Certain prior year amounts have been reclassified to conform to the 1998 presentation. These changes had no impact on previously reported results of operations or stockholders' and members' equity.

                         DATA BASE, INC. AND AFFILIATE

                               DECEMBER 31, 1998

2. Acquisitions


     File Protek, Inc. (Portland, Oregon)

     DBI purchased certain assets and assumed certain liabilities of this company on December 31, 1998 for $3,077,187. The transaction was funded utilizing $1,960,000 of available cash, $750,000 in notes payable to the seller and $250,000 of additional short-term seller financing. Additionally, a working capital adjustment of $117,187 is payable to the seller at December 31, 1998, and is included in demand notes and other current obligations in the accompanying combined balance sheet. The allocation of the purchase price is detailed below:


  Working capital ..............................    $  117,187
  Tangible personal property ...................       500,000
  Non-competition agreements ...................       100,000
  Goodwill .....................................     2,360,000
                                                    ----------
                                                    $3,077,187
                                                    ==========

     Concurrent with the purchase, DBI assumed an operating lease agreement on a data protection facility. The data protection facility is leased from a third party and the lease is in effect through September 30, 2000, requiring monthly rental payments of $6,263.


     First Safe Deposit Corp. (Raleigh, North Carolina)

     DBI purchased certain assets of this company on January 31, 1997 for $3,169,747. The acquisition included a media storage facility and certain assets of a paper storage business. The transaction was funded utilizing $336,385 of available cash, $1,000,000 in a note payable to the seller and $1,833,362 of additional bank financing. The allocation of the purchase price is detailed below:


  Land .........................................   $   75,000
  Building .....................................      608,362
  Purchased working capital ....................      161,385
  Tangible personal property ...................    1,050,000
  Non-competition agreements ...................      100,000
  Goodwill .....................................    1,175,000
                                                   ----------
                                                   $3,169,747
                                                   ==========

     Concurrent with the purchase, DBI entered into an operating lease agreement for the paper storage facility land and building, which requires average annual rents of approximately $138,000 over a five-year term.


     Fortress for Valuables (Milwaukee, Wisconsin)

     DBI purchased certain assets of this company on February 28, 1997 for $2,661,117. The transaction was funded utilizing $111,117 of available cash and $2,550,000 of additional bank financing. The allocation of the purchase price is detailed below:


  Land .........................................    $  325,000
  Building .....................................       675,000
  Tangible personal property ...................     1,076,627
  Non-competition agreements ...................       100,000
  Goodwill .....................................       484,490
                                                    ----------
                                                    $2,661,117
                                                    ==========

                         DATA BASE, INC. AND AFFILIATE

                               DECEMBER 31, 1998

2. Acquisitions (continued)

     Concurrent with the purchase, DBI assumed a capital lease on a related facility, the Total Corporate Recovery Center (TCRC). DBI recorded the building asset of $747,316 with $19,770 of accumulated amortization at December 31, 1997. Total liabilities assumed with the lease were $469,642.


     United Leasing Corporation (Richmond, Virginia)

     DBI purchased the assets of this company on May 30, 1997 for $54,602. The transaction was funded utilizing available cash and the entire purchase price was allocated to goodwill. Liabilities assumed in this transactions consisted of deferred revenue only.

     The business combinations discussed above have been accounted for under the purchase method. Accordingly, assets and liabilities have been recorded at their fair value at acquisition date. Operating results of the acquired companies are included in the Companies' combined statements of operations from the respective acquisition date.


3. Notes and Other Receivables from Related Parties

     Notes and other receivables from related parties consist of the following at December 31:


                                                              1997          1998
                                                           ----------      --------
  Data Base Integrated Services Corporation ...........    $  118,795      $125,327
  Stockholder .........................................       850,000            --
  Employee loans ......................................        38,183        29,956
                                                           ----------      --------
                                                           $1,006,978      $155,283
                                                           ==========      ========

     DBI has a receivable due from Data Base Integrated Services Corporation (DBISC), an affiliate through common ownership, for services paid by DBI on behalf of DBISC. The outstanding balance is unsecured, due on demand and subject to monthly interest payments based on a 9% annual rate.

     DBI had a receivable due from one of its stockholders totaling $850,000 at December 31, 1997. The note was unsecured, due on demand and subject to monthly interest payments based on a 9% annual rate. The note was repaid during 1998.

     The remaining balance represents computer loans due from employees, resulting from DBI's employee computer purchase program.


4. Intangible Assets

     Intangible assets consist of the following at December 31:

                                                1997            1998
                                            ------------      ----------
  Non-competition agreements ...........    $    525,000      $  375,000
  Goodwill .............................       2,941,934       4,546,778
                                            ------------      ----------
                                               3,466,934       4,921,778
  Accumulated amortization .............      (1,121,516)       (326,817)
                                            ------------      ----------
                                            $  2,345,418      $4,594,961
                                            ============      ==========

     When intangible assets are fully amortized, the asset and accumulated amortization are removed from the accounts.

     Total amortization of intangibles charged to expense was $203,960, $281,824 and $230,766 for the years ended December 31, 1996, 1997 and 1998, respectively.

                         DATA BASE, INC. AND AFFILIATE

                               DECEMBER 31, 1998

5. Property, Plant and Equipment

     Property, plant and equipment consist of the following at December 31:


                                                     1997              1998
                                                -------------      ------------
  Buildings and land .......................    $  10,878,204      $ 11,199,414
  Leasehold improvements ...................        2,657,829         2,893,213
  Equipment and racking ....................        8,139,979         6,797,192
  Vehicles .................................        2,726,737         2,670,975
  Computer hardware and software ...........        5,206,468         5,992,851
  Office furniture and fixtures ............        1,244,311         1,022,239
  Construction in progress .................            7,197         1,198,644
                                                -------------      ------------
                                                   30,860,725        31,774,528
  Accumulated depreciation and
  amortization .............................      (10,991,470)       (9,840,749)
                                                -------------      ------------
                                                $  19,869,255      $ 21,933,779
                                                =============      ============

     DBI expended approximately $1,756,000, $2,780,000 and $1,130,500 during 1996, 1997 and 1998, respectively, on the internal development of two software applications.

     One of the applications, SecureBase(SM), tracks the operational activity associated with off site data recovery management. DBI capitalized $2,017,072 and $652,830 in 1997 and 1998, respectively, for costs associated with SecureBase(SM) development. Cumulative capitalized expenditures for SecureBase(SM) development through December 31, 1997 and 1998 are $2,503,249 and $3,156,079, respectively and are included in computer hardware and software. Management expects to spend an additional $1 to $2 million to complete all phases of the SecureBase(SM) development effort.

     The other application, SecureSync(TM), allows customers to interface with the SecureBase(SM) application and view and update their off site data recovery management information. DBI capitalized $145,514 and $194,311 in 1997 and 1998, respectively, for costs associated with SecureSync(TM) development. Cumulative capitalized expenditures for SecureSync(TM) development through December 31, 1997 and 1998 are $233,513 and $427,824, respectively and are included in computer hardware and software. Management expects to spend an additional $1 million to complete all phases of the SecureSync(TM) development effort.

     Construction costs payable of $1,185,470 at December 31, 1998 relate to the construction in progress of the Companies' North Carolina facility.

     Total depreciation and amortization of property, plant and equipment charged to expense was $1,747,733, $3,450,777 and $3,474,961 for the years ended December 31, 1996, 1997 and 1998, respectively.

     Included in depreciation and amortization of property, plant and equipment are losses on the disposition of property, plant and equipment of $99,198, $1,124,465 and $95,757 for the years ended December 31, 1996, 1997 and 1998, respectively.

     Additionally, for the year ended December 31, 1998, DBI realized a gain of $263,346 from the early retirement of debt associated with a capital lease obligation. Total debt of $368,895 was relieved in exchange for cash of $105,549. In conjunction with this transaction, DBI also realized a loss on the disposition of the related building of $712,186. The total net loss of $448,840 is included in depreciation and amortization.

                         DATA BASE, INC. AND AFFILIATE

                               DECEMBER 31, 1998

6. Line of Credit


     DBI maintains a revolving line of credit limited to $2,500,000, scheduled to expire on December 1, 1999. The line of credit is secured by DBI's accounts receivable, vehicles and equipment, general intangibles and is guaranteed by the majority stockholder. The line bears interest annually at Seafirst Bank's prime rate plus 0.5%, which was 8.5% and 7.75% at December 31, 1997 and 1998, respectively. There were no outstanding advances on the line at December 31, 1998. At December 31, 1997, outstanding advances were $500,000. See Note 8 related to financial and restrictive covenants.


7. Long-Term Obligations


     Long-term obligations consist of the following at December 31:


                                                                                   1997             1998
                                                                             ---------------   --------------
   Note payable to bank (Note 8) .........................................    $  8,500,000      $ 10,500,000
   Notes payable to bank, due in 2007, payments total $61,208 plus interest
    at various rates, secured by deeds of trust on real property. (Note 8)       7,612,058         6,877,557
   Subordinated notes payable (Note 9) ...................................       3,775,000         3,657,938
   Lease payable, due August 1999, payments of $11,400 including
    interest at 8.5%, secured by the TCRC building. ......................         469,642                --
   Note payable to bank, due October 2001, payments of $4,071 per month including interest at prime plus 2%, secured by a deed of
    trust on real property. (Note 8) .....................................         455,305           445,165
   Note payable to bank, due January 1998, payments of $91,666
    including interest at prime plus 0.5%, unsecured. ....................          91,666                --
   Note payable to bank, due June 2001, payments of $1,105 per month
    including interest at 4.9%, secured by a vehicle. ....................          42,559                --
                                                                              ------------      ------------
    Total Long-Term Obligations ..........................................      20,946,230        21,480,660
    Less -- Current Portion ..............................................      (3,348,476)       (2,253,483)
                                                                              ------------      ------------
   Long-Term Obligations, Net of Current Portion .........................    $ 17,597,754      $ 19,227,177
                                                                              ============      ============

Aggregate maturities of long-term obligations are as follows:


Years Ending
December 31,
------------
  1999 .........................   $ 2,253,483
  2000 .........................     4,918,620
  2001 .........................     4,284,500
  2002 .........................     6,084,500
  2003 .........................       734,500
  Thereafter ...................     3,205,057
                                   -----------
                                   $21,480,660
                                   ===========

8. Note Payable to Bank


     DBI has a term note payable of $8,500,000 and $10,500,000 at December 31, 1997 and 1998, respectively. The note bears annual interest at 0.25% plus Seafirst Bank's prime rate or 2.5% plus the 30-day LIBOR rate. At the end of each month, DBI has the option to choose which interest rate is used for the

                         DATA BASE, INC. AND AFFILIATE

                               DECEMBER 31, 1998

8. Note Payable to Bank (continued)

following month. The interest rate was 8.125% at December 31, 1998. Principal payments are due as follows:


                                          Monthly         Sum of
                                          Payment        Payments
                                        -----------   --------------
         July - December 1999 .......    $ 50,000      $   300,000
         January - December 2000.....     250,000        3,000,000
         January - December 2001.....     275,000        3,300,000
         January - November 2002.....     300,000        3,300,000
         December, 2000 .............     600,000          600,000
                                                       -----------
                                                       $10,500,000
                                                       ===========

     On December 1, 2002, the entire unpaid balance of principal plus all unpaid interest is due. The note is secured by bank accounts, accounts receivable, equipment and general intangibles.

     DBI's loan agreements with the bank for the line of credit and the note payable to bank contain several covenants that include maintaining adequate stockholders' equity as well as leverage and debt coverage ratios. The borrowing agreements also contain provisions that place limits on capital expenditures and stockholder distributions. At December 31, 1998, DBI was in compliance with all loan covenants.

     DBRHC has a series of notes payable related to the acquisition of certain properties of $7,612,058 and $6,877,557 at December 31, 1997 and 1998,
respectively. The real estate for each property is held as collateral for each respective loan. Under the terms of each agreement, these notes bear interest at rates ranging from 2.75% to 3.25% over the annual adjusted index rate, as defined in the agreements. The interest rates range from 8.45% to 8.77% and 7.36% to 8.67% at December 31, 1997 and 1998, respectively. These notes expire at various dates in 2007.

     DBRHC has a note payable related to the acquisition of a certain property of $455,305 and $445,165 at December 31, 1997 and 1998, respectively. The real estate for the property is held as collateral for the loan. Under the terms of the agreement, this note bears interest at prime plus 2.0% and expires in October 2001. DBRHC repaid the note in March 1999.


9. Subordinated Notes Payable

     DBI has a series of notes payable to a stockholder totaling $1,325,000 and $707,938 at December 31, 1997 and 1998, respectively. The notes bear interest at 9.0%, mature on December 31, 1999, and are subordinated to the notes payable to bank.

     DBI has a series of notes payable to an unrelated individual totaling $1,450,000 at December 31, 1997 and 1998. The notes bear interest at 10.5%, mature on September 20, 2002, and are subordinated to the notes payable to bank.

     DBI has a note payable for $1,000,000 and $750,000 at December 31, 1997 and 1998, respectively, related to the acquisition of First Safe Deposit Corp. The note bears interest at 9.5%. The note is due in two installments; $250,000 due February 1, 1999 and the remaining amount of $500,000 due February 1, 2000. The note is subordinated to the notes payable to bank.

     DBI has two notes payable at December 31, 1998 totaling $750,000 related to the acquisition of File Protek, Inc. The notes bear interest at 8.3% and are due in three equal installments of $250,000, payable on December 31, 1999, 2000 and 2001. The notes are subordinated to the notes payable to bank.

                         DATA BASE, INC. AND AFFILIATE

                               DECEMBER 31, 1998

10. Demand Notes and Other Current Obligations

     DBI has a series of demand notes payable to unrelated third parties for $215,000 and $206,500 at December 31, 1997 and 1998, respectively, with monthly interest payments based on an annual rate of 10%. In addition, DBI has short-term notes payable related to the acquisition of File Protek, Inc. in the amount of $250,000 and a working capital settlement payable of $117,187 at December 31, 1998.

     DBRHC owes a stockholder $146,280 and $62,052 at December 31, 1997 and 1998, respectively. The obligation bears no interest and is due on demand.


11. Common Stock

     On July 28, 1998, DBI amended its corporate bylaws and changed the par value and authorized number of shares of common stock. The following details apply to common stock at December 31:


                                                      1997          1998
                                                   ----------   ------------
        Par value ..............................    $  1.00      $  0.0855
        Authorized voting shares ...............     50,000          1,000
        Authorized non-voting shares ...........         --        499,000
        Outstanding voting shares ..............      8,550            400
        Outstanding non-voting shares ..........         --         99,600

     On July 28, 1998, the $1 par value common stock was retired and replaced with 100,000 shares of $.0855 par value common stock. In August 1998, the majority stockholder transferred 17,000 non-voting shares to four new stockholders and retained ownership of 83,000 shares, consisting of 400 voting shares and 82,600 non-voting shares.


12. Employee Retirement / Profit Sharing Plan

     DBI maintains a qualified deferred compensation plan under section 401(k) of the Internal Revenue Code. Under the plan, employees meeting certain eligibility requirements may elect to defer up to 15% of their salary, subject to Internal Revenue Service limits. DBI contributes a matching 50% of the first 6% of employee contributions based upon the participant's salary. Total contributions made by DBI to the plan were $428,000, $393,901 and $494,495 for the years ended December 31, 1996, 1997 and 1998, respectively.


13. Commitments

     At December 31, 1997 and 1998, various facilities are leased from third parties under operating leases expiring through 2002. Future rental commitments under these operating leases are as follows:


Years Ending
December 31,
----------------
  1999 .........    $  519,531
  2000 .........       424,070
  2001 .........       297,677
  2002 .........       129,701
                    ----------
                    $1,370,979
                    ==========

     Rent expense for DBI paid to third parties was approximately $436,000, $501,000 and $488,000 for the years ended December 31, 1996, 1997 and 1998, respectively.

                         DATA BASE, INC. AND AFFILIATE

                               DECEMBER 31, 1998

Note 14. Significant Components of Combined Financial Statements and Related Party Transactions

     The significant components of the entities, including eliminations, comprising the combined financial statements are as follows:

                                                                                                      Combined
                                                     DBI            DBRHC         Eliminations         Amounts
                                               --------------   -------------   ----------------   --------------
1996
Total revenues .............................    $20,788,828     $   829,368       $   (829,368)     $20,788,828
Total operating expenses ...................     19,087,260         141,361           (829,368)      18,399,253
Interest expense, net ......................        423,221         220,229                 --          643,450
                                                -----------     -----------       ------------      -----------
Net income .................................    $ 1,278,347     $   467,778       $         --      $ 1,746,125
                                                ===========     ===========       ============      ===========
1997
Property, plant and equipment, net .........    $11,118,307     $ 8,750,948       $         --      $19,869,255
Other assets ...............................      7,684,984       1,120,842           (124,178)       8,681,648
                                                -----------     -----------       ------------      -----------
Total assets ...............................    $18,803,291     $ 9,871,790       $   (124,178)     $28,550,903
                                                ===========     ===========       ============      ===========
Debt obligations ...........................    $13,718,044     $ 8,213,644       $   (124,178)     $21,807,510
Other liabilities ..........................      3,153,133          52,943                 --        3,206,076
Stockholders' and members' equity ..........      1,932,114       1,605,203                 --        3,537,317
                                                -----------     -----------       ------------      -----------
Total liabilities and stockholders' and
   members' equity .........................    $18,803,291     $ 9,871,790       $   (124,178)     $28,550,903
                                                ===========     ===========       ============      ===========
Total revenues .............................    $24,941,911     $ 1,221,699       $ (1,221,698)     $24,941,912
Total operating expenses ...................     24,379,621         371,854         (1,221,698)      23,529,777
Interest expense, net ......................      1,073,000         525,404                 --        1,598,404
                                                -----------     -----------       ------------      -----------
Net income (loss) ..........................    $  (510,710)    $   324,441       $         --      $  (186,269)
                                                ===========     ===========       ============      ===========
1998
Property, plant and equipment, net .........    $11,240,196     $10,693,583       $         --      $21,933,779
Other assets ...............................      9,566,833         244,763            (40,301)       9,771,295
                                                -----------     -----------       ------------      -----------
Total assets ...............................    $20,807,029     $10,938,346       $    (40,301)     $31,705,074
                                                ===========     ===========       ============      ===========
Debt obligations ...........................    $14,731,625     $ 7,425,075       $    (40,301)     $22,116,399
Other liabilities ..........................      1,757,268       1,246,108                 --        3,003,376
Shareholders' and members' equity ..........      4,318,136       2,267,163                 --        6,585,299
                                                -----------     -----------       ------------      -----------
Total liabilities and stockholders' and
   members' equity .........................    $20,807,029     $10,938,346       $    (40,301)     $31,705,074
                                                ===========     ===========       ============      ===========
Total revenues .............................    $26,589,288     $ 1,366,530       $ (1,366,532)     $26,589,286
Total operating expenses ...................     22,561,715         402,068         (1,366,532)      21,597,251
Interest expense, net ......................      1,168,790         607,121                 --        1,775,911
                                                -----------     -----------       ------------      -----------
Net income .................................    $ 2,858,783     $   357,341       $         --      $ 3,216,124
                                                ===========     ===========       ============      ===========

     All properties held by DBRHC are leased to DBI in the normal course of business under long-term rental agreements. Total rent paid to DBRHC by DBI was $829,368, $1,221,698 and $1,366,532 for the years ended December 31, 1996, 1997 and 1998, respectively. These amounts have been eliminated in the accompanying statements of operations.

     In the normal course of business, DBI funds capital expenditures for DBRHC and records a corresponding receivable. Total amount owed to DBRHC by DBI was $124,178 as of December 31, 1997. Total amount owed to DBI by DBRHC was $40,301 as of December 31, 1998. These amounts have been eliminated in the accompanying combined balance sheets.

                         DATA BASE, INC. AND AFFILIATE

                               DECEMBER 31, 1998

15. Supplemental Cash Flow Disclosures

                                                                             1996            1997            1998
                                                                         ------------   -------------   -------------
 Cash paid for interest ..............................................   $ 678,228       $1,686,091      $1,878,929
 Interest capitalized on software ....................................          --          107,000          40,000
 Non cash investing and financing activities consist of:
 Notes payable exchanged for purchase of File Protek, Inc. ...........          --               --       1,117,187
 Refinance of note payable ...........................................          --               --       6,350,000
 Subordinated note payable exchanged for purchase of First Safe
   Deposit Corp. .....................................................          --        1,000,000              --
 Long-term obligation exchanged for purchase of building .............          --          547,316              --
 Contribution of property, plant and equipment and other assets ......   3,198,625           87,068              --
 Contribution of long-term debt on property, plant and equipment         2,864,749               --              --
 Contribution of equity in property, plant and equipment and
   other assets ......................................................     333,876               --              --

16. Concentration of Credit Risk

     Financial instruments which potentially subject the Companies to concentrations of credit risk include deposits with financial institutions, short-term investments, and accounts receivable. The Companies place their deposits and investments with high quality financial institutions; however, at times, deposits exceed the federally insured limits. DBI generally grants credit to customers without requiring collateral or other security. DBI's customers are located throughout the United States.


17. Subsequent Events

     On April 8, 1999, Iron Mountain Incorporated (Iron Mountain) purchased all of the issued and outstanding shares of DBI and all of the land and improvements of DBRHC for total consideration of approximately $115 million, which is comprised of approximately $69 million in cash and assumed indebtedness, and 1,476,577 shares of Iron Mountain common stock.

     In anticipation of a possible sale, merger, consolidation or other business combination of the Companies, DBI established a change in control severance plan for the benefit of eligible employees of DBI and a discretionary change of control bonus plan. The severance plan provides for termination benefits to be paid by the acquiring company to employees who are involuntarily terminated or who voluntarily terminate their employment for good reason as defined in the plan. Compensation to be paid under the severance plan is generally based on a monthly base salary times three to eighteen months, depending on the position held with the Companies. The change of control bonus plan provides for a percentage of the enterprise value to be awarded to employees on a discretionary basis. The amount of the change of control bonus was approximately $4,786,000 and was paid in April 1999 prior to the closing of the sale to Iron Mountain. No provision has been made in the combined financial statements for the change in control severance plan or the discretionary change of control bonus plan.

     DBRHC entered into an agreement with a general contractor to build a new facility in Cary, North Carolina. The facility was completed on February 1, 1999 at a total cost $1.8 million. DBI will operate the Research Triangle District out of the new facility.

     In January 1999, DBI repaid a $100,000 note to the former owners of File Protek, Inc.

     In February 1999, DBI repaid $250,000 of the note payable to the former owners of First Safe Deposit Corp. The remaining balance on the note of $500,000 is due in 2000. DBI entered into an agreement to lease a facility in Westminster, Colorado from an unrelated third party. The operating lease, which requires monthly rental payments of $1,879, commences February 15, 1999 and will run through August 31, 2000.

                           IRON MOUNTAIN INCORPORATED
         UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS


      The following Unaudited Pro Forma Condensed Consolidated Balance Sheet has been prepared based on the historical condensed consolidated balance sheet of Iron Mountain and the historical condensed combined balance sheet of Data Base and Affiliate, as of December 31, 1998 and the historical condensed combined balance sheet of BDM as of October 31, 1998 and gives effect to the Data Base and BDM acquisitions as if they had occurred as of December 31, 1998. The following Unaudited Pro Forma Condensed Consolidated Statement of Operations for the year ended December 31, 1998, gives effect to the acquisitions of BDM and NUS (together with related real estate transactions, the "Previous Acquisitions") and the Data Base acquisition, as if each had occurred as of January 1, 1998. Pro Forma adjustments are described in the accompanying notes. See "Overview" in the accompanying Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements.

      The Unaudited Pro Forma Condensed Consolidated Statement of Operations for the year ended December 31, 1998, also gives effect to the Equity Offering, and the application of the net proceeds therefrom, as if the Equity Offering had occurred as of January 1, 1998. Pursuant to certain SEC Rules and Regulations, the Unaudited Pro Forma Condensed Consolidated Statement of Operations only includes results of operations and pro forma adjustments for acquisitions determined to be individually significant. Accordingly, 13 acquisitions completed in 1998 and four acquisitions completed in 1999 are not included herein. In addition, the Unaudited Pro Forma Condensed Consolidated Statement of Operations does not include results of operations prior to the date of acquisition, or pro forma adjustments, for an acquisition completed by Data Base on December 31, 1998. See "Overview - Data Base Acquisition" in the accompanying Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements.

      The Unaudited Pro Forma Condensed Consolidated Statement of Operations is not necessarily indicative of the actual results of operations that would have been reported had the Data Base acquisition, the Previous Acquisitions and the Equity Offering been consummated as of January 1, 1998, nor does it purport to indicate the results of future operations of Iron Mountain. Furthermore, the pro forma results do not give effect to all cost savings or incremental costs which may occur as a result of the integration and consolidation of the Data Base acquisition and the Previous Acquisitions. In the opinion of management, all adjustments necessary to present fairly such pro forma financial statements have been made.

      All of the acquisitions and related real estate transactions have been accounted for using the purchase method of accounting.

                           IRON MOUNTAIN INCORPORATED
            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                             AS OF DECEMBER 31, 1998

                                 (In thousands)

                          Historical                                Pro Forma   Historical                    Pro Forma
                             Iron    Historical                      for BDM      Data                          Iron
                           Mountain    BDM (1)  Adjustments         Acquisition   Base   Adjustments          Mountain
                           --------    -------  -----------         -----------   ----   -----------          --------

Assets

Current Assets             $143,937    $13,570   $  1,280   (A)     $  158,787   $ 4,876   $    --           $  163,663
Property, Plant and
  Equipment, net            266,743     31,988         --              298,731    21,934     2,252   (G)        322,917
Goodwill, net               527,235     56,963     14,776   (B)        598,974     4,220    85,047   (H)        688,241
Other Long-term
  Assets                     29,470         --         --               29,470       675        --               30,145
                           --------   --------   --------           ----------   -------   -------           ----------

   Total Assets            $967,385   $102,521   $ 16,056           $1,085,962   $31,705   $87,299           $1,204,966
                           ========   ========   ========           ==========   =======   =======           ==========

Liabilities and
  Stockholders'
  Equity

Current Liabilities        $143,472    $15,073   $     --           $  158,545   $ 5,893   $(2,889)  (I)        161,549
Long-term Debt, net
  of Current Portion        454,447     15,109     47,330   (C)        516,886    19,227    50,773   (J)(K)     586,886
Deferred Rent                 9,616         --         --                9,616        --        --                9,616
Deferred Income Taxes        12,043        837         --               12,880        --        --               12,880
Other Long-term
  Liabilities                 8,925         --         --                8,925        --        --                8,925
Minority Interest (2)            --         --     40,228   (D)         40,228        --        --               40,228
Stockholders' Equity        338,882     71,502    (71,502)  (E)(F)     338,882     6,585    39,415   (L)(M)     384,882
                           --------   --------   --------           ----------   -------   -------           ----------
   Total Liabilities and
     Stockholders' Equity  $967,385   $102,521   $ 16,056           $1,085,962   $31,705   $87,299           $1,204,966
                           ========   ========   ========           ==========   =======   =======           ==========


--------------------------------------------------------------------------------
(1) Represents the historical condensed combined balance sheet of BDM as of October 31, 1998 after conversion to U.S. generally accepted accounting principles. See "Overview--BDM Acquisition" in the accompanying Notes.

(2) Minority interest represents 49.9 percent of the total equity of BDM after giving pro forma effect to the issuance of capital stock to Iron Mountain in exchange for cash and the net assets of ADS.




The accompanying Notes are an integral part of these pro forma financial statements.

                           IRON MOUNTAIN INCORPORATED
       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1998

                      (In thousands, except per share data)

                                                                              Pro Forma
                       Historical  Previous Acquisitions                          For                                     Pro Forma
                          Iron     ---------------------                       Previous     Historical                      Iron
                        Mountain     NUS(1)     BDM(2)   Adjustments(5)      Acquisitions  Data Base(3) Adjustments       Mountain
                        --------     ------     ------   --------------      ------------  ------------ -----------       --------

Revenues:

 Storage                $230,702     $4,657    $16,258      $    --            $251,617      $24,907      $    --         $276,524
 Service and
  Storage Material
  Sales                  192,810        885     14,062           --             207,757        1,682           --          209,439
                        --------     ------    -------      -------            --------      -------      -------         --------
   Total Revenues        423,512      5,542     30,320           --             459,374       26,589           --          485,963
Operating Expenses:
 Cost of Sales
  (Excluding
  Depreciation)          220,980      2,116     16,511           --             239,607       11,337           --          250,944
 Selling, General
  and Administrative     105,025      1,121      5,580           --             111,726        6,554           --          118,280
 Depreciation and
  Amortization            49,152        713      3,863          405   (N)        54,133        3,706        2,910   (U)     60,749
                        --------     ------    -------      -------            --------      -------      -------         --------
   Total Operating
    Expenses             375,157      3,950     25,954          405             405,466       21,597        2,910          429,973
                        --------     ------    -------      -------            --------      -------      -------         --------
Operating Income          48,355      1,592      4,366         (405)             53,908        4,992       (2,910)          55,990
Interest Expense, net     45,756        282      1,533        1,256   (O)(R)     48,827        1,776        2,599   (V)     53,202
Other Income, net (4)      1,384         --         --           --               1,384           --           --            1,384
                        --------     ------    -------      -------            --------      -------      -------         --------
Income Before
 Provision for
 Income Taxes and
 Minority Interest         3,983      1,310      2,833       (1,661)              6,465        3,216       (5,509)           4,172
Provision for
 Income Taxes              6,949        544      1,504         (422)  (P)(S)      8,575           --         (917)  (W)      7,658
Minority Interest             --         --         --          653   (Q)           653           --           --              653
                        --------     ------    -------      -------            --------      -------      -------         --------
Net Income (Loss)       $ (2,966)    $  766    $ 1,329      $(1,892)           $ (2,763)     $ 3,216      $(4,592)        $ (4,139)
                        ========     ======    =======      =======            ========      =======      =======         ========

Net Income (Loss)
 per Common Share -
 Basic and Diluted      $  (0.11)                                              $  (0.10)                                  $  (0.14)
                        ========                                               ========                                   ========

Weighted Average
 Common Shares
 Outstanding              27,470                              1,538   (T)        29,008                     1,477   (X)     30,485
                        ========                            =======            ========                   =======         ========

-------------------------
(1) Represents historical results of operations for NUS for the period prior to acquisition by Iron Mountain. See "Overview--Previous Acquisitions" in the accompanying Notes.

(2) Represents the historical condensed combined statement of operations for BDM after conversion to U.S. generally accepted accounting principles. See "Overview--Previous Acquisitions" in the accompanying Notes.

(3) Represents the historical condensed combined statement of operations for Data Base and Affiliate for the year ended December 31, 1998.

(4) Other income, net includes a $1.7 million gain resulting from the settlement of several insurance claims related to the March 1997 fires at Iron Mountain's South Brunswick Township, New Jersey facilities.

(5) Includes pro forma adjustments for the Equity Offering and the application of the net proceeds therefrom.

                           IRON MOUNTAIN INCORPORATED
    NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Overview

Previous Acquisitions

      In January 1998, Iron Mountain acquired Arcus Group, Inc. ("Arcus") for $153.7 million, including $55.0 million in aggregate fair value of Common Stock and options to acquire Common Stock and the balance in cash and assumed debt. In July 1998, Iron Mountain acquired National Underground Storage, Inc. ("NUS") for $30.1 million in cash and assumed debt.

      In January 1999, Iron Mountain acquired a 50.1 percent interest in BDM for total consideration of $49.8 million consisting of $47.3 million in cash and the balance in the capital stock of ADS. Iron Mountain acquired shares of BDM from Mentmore Abbey plc ("MA") and from Abbey Storage Limited, a wholly owned subsidiary of MA. In addition, Iron Mountain acquired newly issued shares from BDM in exchange for cash and the capital stock of ADS. Upon completion of the transaction, Iron Mountain owned 50.1 percent of the outstanding capital stock of BDM and MA owned the remaining 49.9 percent. Concurrent with these transactions, BDM acquired the net assets of Abbey Records Management ("ARM") for $5.7 million.

      BDM has an April 30 fiscal year end. For consolidation purposes, Iron Mountain has designated October 31 as the fiscal year end for BDM. Accordingly, the Unaudited Pro Forma Condensed Consolidated Balance Sheet as of December 31, 1998 includes the condensed combined balance sheet of BDM as of October 31, 1998 and the Unaudited Pro Forma Condensed Consolidated Statement of Operations for the year ended December 31, 1998 includes the condensed combined statement of operations of BDM for the fiscal year ended October 31, 1998.

      The financial statements of BDM have been prepared in accordance with U.S. generally accepted accounting principles and have been translated into U.S. dollars in accordance with Statement of Financial Accounting Standards No. 52, Foreign Currency Translation. The functional currency of BDM is Pounds Sterling. Accordingly, assets and liabilities have been translated into U.S. dollars at the exchange rate on the balance sheet date. Revenues and expenses have been translated into U.S. dollars at the average exchange rate during the period translated. Gains and losses that result from translating assets and liabilities into U.S. dollars are included in stockholders' equity as a cumulative translation adjustment. The amount of the cumulative translation adjustment as of October 31, 1998 included in stockholders' equity on the accompanying Unaudited Condensed Consolidated Balance Sheet was $2.1 million.

Data Base Acquisition

      In April 1999, Iron Mountain acquired Data Base and certain related real estate for total consideration, including estimated transaction costs, of $116 million. This amount consisted of $70 million in cash and assumed debt and 1,476,577 shares of its Common Stock with a fair value of $46 million. The acquisition has been accounted for as a purchase.

      We agreed to repurchase all or a portion of the 1,476,577 shares issued, in connection with the Data Base acquisition, from the former shareholders of Data Base with a portion of the proceeds from a proposed equity offering. The repurchase is contingent upon the completion of the equity offering. The repurchase price of those shares is equal to the offering price per share less underwriters' discounts and commissions. The Pro Forma Financial Statements do not include any adjustments for a proposed equity offering nor the potential repurchase of these shares.

Balance Sheet (amounts in thousands)

(1)   Purchase Price Allocation

      The purchase price of the Data Base acquisition has been allocated to the acquired assets and liabilities based upon their estimated fair values. It is not practicable at this time to estimate the fair value of every asset acquired and liability assumed in the Data Base acquisition; accordingly, the net book value of such assets and liabilities has been used as an estimate of fair value for pro forma purposes. Any excess purchase price has been allocated to goodwill. The purchase price allocation is preliminary and subject to adjustment based on the final determination of the fair value of the net assets acquired.


              Purchase Price:
                Cash Paid                                 $70,000
                Fair Value of Common Stock                 46,000
                                                         --------
                   Total Purchase Price                  $116,000
                                                         ========

              Allocation of Purchase Price:
                Current Assets                            $ 4,876
                Property, Plant and Equipment              24,186
                Goodwill                                   89,267
                Other Long-term Assets                        675
                Current Liabilities                       (3,004)
                                                         --------
                   Total Allocation of Purchase Price    $116,000
                                                         ========

(2) Pro Forma Balance Sheet Adjustments

      The pro forma adjustments to the Unaudited Pro Forma Condensed Consolidated Balance Sheet as of December 31, 1998 consist of the following:

                                                                      Pro Forma
                                                                     Adjustments
                                                                     -----------
           BDM Acquisition Adjustments

      (A)  To record cash received by BDM for newly issued
             shares of stock net of cash paid by BDM for
             the net assets of ARM                                    $  1,280

      (B)  To record increase in goodwill equal to the                  14,776
             excess of purchase price over fair value of
             net assets acquired, including BDM's
             acquisition of ARM.

      (C)  To record additional debt incurred to finance
             the acquisition                                            47,330

      (D)  To record the minority interest in the net
             assets of BDM                                              40,228

      (E)  To record equity issued by BDM in exchange for cash
             and the net assets of ADS                                   9,116

      (F) To reverse the equity of BDM that was not
             acquired                                                  (80,618)

           Data Base Acquisition Adjustments

      (G)  To record the fair value of real estate acquired           $  2,252

      (H)  To record increase in goodwill equal to the
             excess of purchase price over fair value of
             net assets acquired                                        85,047

      (I)  To reverse the current portion of debt retired or
             not assumed in connection with the Data Base
             acquisition                                                (2,889)

      (J)  To reverse long-term debt retired or not assumed in
             connection with the Data Base acquisition                 (19,227)

      (K)  To record additional debt incurred to finance the
             Data Base acquisition                                      70,000

      (L)  To reverse the equity of Data Base that was not              (6,585)
             acquired

      (M)  To record the fair value of equity issued in connection
             with the Data Base acquisition                           $ 46,000

Statement of Operations (amounts in thousands)

(3)   Pro Forma Statement of Operations Adjustments

      The pro forma adjustments to the Unaudited Pro Forma Condensed Consolidated Statement of Operations for the Year Ended December 31, 1998 consist of the following:

                                                                      Pro Forma
                                                                     Adjustments
                                                                     -----------

           Previous Acquisition Adjustments:

      (N)  To reflect increase in depreciation expense based on the fair value of the assets acquired and the remaining
             useful lives and the amortization of goodwill            $    405

      (O)  To reverse interest expense on retired debt and to record interest expense on the additional debt incurred to
             finance the Previous Acquisitions                           3,244

      (P)  To adjust the provision for income taxes to a 40% rate on pro forma U.S. income before nondeductible goodwill
             amortization                                               (1,217)

      (Q)  To record minority interest in the net income of BDM
             after giving pro forma effect to the net income of
             ADS for the year ended December 31, 1998.                $    653


           Equity Offering Adjustments:

      (R)  To reverse interest expense on Iron Mountain indebtedness outstanding under the Credit Agreement assumed to be
             retired with a portion of the net proceeds from the
             Equity Offering                                          $ (1,988)

      (S)  To adjust the provision for income taxes to a 40% rate on pro forma income before nondeductible goodwill
             amortization                                             $    795

      (T)  To adjust pro forma weighted average common shares
             outstanding as if the Equity Offering had occurred as
             of January 1, 1998                                          1,538

           Data Base Acquisition Adjustments:

      (U)  To record the amortization of goodwill                     $  2,910

      (V)  To record interest expense on the additional debt
             incurred to finance the Data Base acquisition               2,599

      (W)  To adjust the provision for income taxes to a 40% rate on pro forma U.S. income before nondeductible goodwill
             amortization                                                 (917)


                                       28



      (X)  To adjust pro forma weighted average common shares
             outstanding to reflect the common shares issued in
             connection with the Data Base acquisition                   1,477


                                   SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                         IRON MOUNTAIN INCORPORATED
                                         --------------------------
                                         (Registrant)




April 16, 1999                       By:           /s/ Jean A. Bua
--------------                           ---------------------------------------
   (date)                                Jean A. Bua
                                         Vice President and Corporate Controller
                                         (Principal Accounting Officer)


                                       29